Exhibit 16.1

Armanino LLP 18101 Von Karman Avenue 14th Floor Irvine, CA 92612-0173 949 224 3300 main 949 224 3399 fax armanino.com

August 4, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of PharmaCyte Biotech, Inc. dated August 4, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Armanino LLP

Armanino LLP

Irvine, California